Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi, Bob Kurkiewicz – P:313 871-8400
Marcotte Financial Relations – Mike Marcotte – P:248 656-3873

Caraco Announces Appointment of Daniel H. Movens as New CEO and Director, Effective May 2, 2005. Jitendra N Doshi to continue as COO.	For Immediate Release

DETROIT, Apr. 18, 2005 — Caraco Pharmaceutical Laboratories, Ltd. (Amex:CPD) announced today that Daniel H. Movens, President of Anda, Inc., a wholly-owned subsidiary of Andrx Corporation, has been named the new CEO and appointed as a director of Caraco Pharmaceutical Laboratories, Ltd., effective May 2, 2005.

“We are delighted to have Dan join our Company and lead our team,” said Dilip Shanghvi, Chairman of the Board of Caraco. “Dan brings a wealth of leadership and experience to Caraco, as well as a strong record of past success at Anda, Inc. During his tenure at Anda, Inc., the business grew from $50 million to over $700 million in total sales revenue. We are confident that Dan is the right person at the right time to significantly grow our business.”

“At the same time, we are fortunate that Jitendra N. Doshi, the interim CEO, who helped Caraco move to profitability and success, will continue as Caraco’s Chief Operating Officer,” added Mr. Shanghvi.

Mr. Movens joined Anda, Inc. in 1995 and was named President of Anda, Inc. in February 2004, after holding a number of positions of increasing responsibility, including Executive Vice President of Operations. For 15 years before joining Anda, Inc., Mr. Movens worked in the retail pharmacy industry, working in independent pharmacies and pharmacy chains.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include: that the information is of a preliminary nature and may be subject to further adjustment; not obtaining FDA approval for new products or delays in receiving FDA approvals; governmental restrictions on the sale of certain products; dependence on key personnel; development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market ofnew competitors; market and customer acceptance and demand for new pharmaceutical products; availability of raw materials in a timely manner, at competitive prices, and in required quantities; timing and success of product development and launch; integrity and reliability of the Company's data; lack of success in attaining full compliance with regard to regulatory and cGMP compliance; experiencing difficulty in managing our recent rapid growth and anticipated future growth; dependence on limited customer base; occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; dependence on few products generating majority of sales; product liability claims for which the Company may be inadequately insured; subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable, allowances including chargebacks, rebates, income taxes, values of assets and inventories etc., litigation involving claims of patent infringement and other risks identified in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

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